EXHIBIT 99.1



                               September 16, 2004




Mr. E. Neville Isdell
The Coca-Cola Company
Atlanta, Georgia

Dear Neville:

It is my pleasure to confirm the terms of your employment and compensation as Chairman and Chief Executive Officer of The Coca-Cola Company effective June 1, 2004.

   - Effective June 1, 2004, your annual base salary will be $1,500,000. Future salary increases occur at the discretion of the Compensation Committee of the Board of Directors and may occur at intervals greater than annually.

   - This position is located at the Company's offices in Atlanta, Georgia.

   - You are eligible to participate in the Company's annual incentive program. Your annual incentive target opportunity for the 2004 performance year will be 200% of your base salary. The actual amount of any incentive award you receive may be more or less than the target opportunity, based on your performance and the Company's overall results. Incentive awards are typically paid in the first quarter following the performance year and are prorated for partial year participation.

   - You are eligible to participate in the Company's long-term equity plan, beginning with the 2004 equity awards. The annual long term equity target value for your position is $10,500,000. The actual award delivered will be based on Company results, your personal performance and prevailing market trends. It is anticipated that you will receive similar awards in the future, provided your performance and the Company's overall results are as expected. The Board will discuss your performance against goals on a regular basis with you.

     The long-term equity program consists of grants of stock options and performance share units (PSUs).

      - When options are granted, they will be granted with a ten year term and vesting over four years, 25% each year. Upon retirement, all options will fully vest, but exercise will be restricted until the time options would have vested had you not retired.

      - When PSUs are granted, they will be granted with plan terms, including a three year performance period and an additional two year restriction period. Upon retirement you will be granted the target number of shares for any awards whose performance period is not complete. These shares will be subject to reduction or

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E. Neville Isdell
September 16, 2004
2


        forfeiture, should the performance criteria for the period not be met, until the completion of the original performance period. After performance for the period is determined, the appropriate number of shares will be released within 90 days.

      - As you had the requisite service to be retirement eligible prior to your rehire, you will be considered retirement eligible at whatever time you leave the Company in the future.

   - Your current rights (vesting and exercise) to Company stock options already issued and vested as a result of your retirement status will remain unchanged.

   - Payments made to you under the Employee Retirement Plan of The Coca-Cola Company and the Key Executive Plan were suspended as of your rehire with the Company.

   - Beginning June 1, 2004, you will participate in the Employee Retirement Plan (ERP) and the Supplemental Benefit Plans (SBP) for The Coca-Cola Company; and upon your retirement, your benefits under the ERP, the SBP and the Overseas Retirement Plan (ORP), will be adjusted to reflect your reemployment. As you had the requisite service to be retirement eligible prior to your rehire, you will be considered retirement eligible at whatever time you leave the Company in the future. Under no circumstances will your monthly payment (to you and to your beneficiary) under the plans be less than the monthly payment you were receiving prior to rehire.

   - You are eligible to participate in the Financial Planning and Counseling Program offered to executives. The Program provides reimbursement of $10,000 in financial planning and counseling services during the first calendar year of participation and $4,500 each following year for ongoing planning and counseling. This benefit will be subject to all applicable taxes.

   - In accordance with Company policy, you are eligible for Company-paid membership and reimbursement of dues and initiation fees associated with country clubs, social clubs or similar clubs as long as the club use is deemed necessary for ordinary business purposes. You will be required to track and report any personal use of the Company-paid club membership and dues. Club use that is personal is considered taxable income to you.

   - You are required, as Chief Executive Officer, to travel exclusively on Company aircraft both for business and personal travel. Because personal travel on Company aircraft is required, it is also appropriate that your spouse travel on Company aircraft when accompanying you on personal trips. Additionally, because of the requirement for you to travel on Company aircraft and because spousal and other family travel is often beneficial to the Company, the Company will "gross-up" not less frequently than once per year, the tax liability incurred by you related to: i) personal travel for you and your spouse traveling with you; and ii) travel by your spouse and other family members on business trips when such travel is reported by you as business related.

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E. Neville Isdell
September 16, 2004
3


   - As part of your return to the Company as an active employee, you have the same medical plan options and other employee benefit plan elections as other active employees. A package of information for you to make your benefit elections has been provided to you. Upon retirement in the future, you will be eligible for normal retiree medical plan options.

   - Lastly, as part of the Company's commitment to stock ownership by senior leaders and officers, you are expected to own the lesser of 150,000 shares of Company stock or an equivalent value equal to 5 x base salary. While you will have five (5) years in which to achieve this level of ownership, it is expected that you will progress toward this level each year.

In recognition of your new role, and the value we believe you will bring to the Company, the Committee, on July 22, 2004 granted the following:

   - A stock option award of 450,000 options from The Coca-Cola Company 2002 Stock Option Plan with vesting and other terms according to the plan.

   - A special one-time restricted stock award of 140,000 shares from The 1989 Restricted Stock Award Plan of The Coca-Cola Company, with restrictions to lapse six months following retirement (with consent of the Board), provided retirement occurs no earlier than June 1, 2008; and provided you comply with the other terms set forth in the agreement. In the event that the shares are forfeited for any reason other than termination for cause, you will receive a special cash payment (as further detailed in the restricted stock agreement) that will compensate you for the additional taxes that you will have paid on your non-Company related income during the period of time you were a U.S. resident.

This letter constitutes the complete understanding between you and the Company and supercedes any previous agreement, written or oral, relating to the subject matter of this letter.

Please signify your acceptance of such employment by signing as indicated below.


Sincerely,

/s/ CATHLEEN P. BLACK

Cathleen P. Black
Chair
Compensation Committee of the Board of Directors


Accepted:  /S/ E. NEVILLE ISDELL
           -------------------------
               E. Neville Isdell